EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Equity Incentive Plan of ARCOS DORADOS HOLDINGS INC. of our report dated February 28, 2011 (except for the effect of the stock split and for the other matters described in Notes 22, 23 and 26, as to which the date is March 25, 2011), with respect to the consolidated financial statements of ARCOS DORADOS HOLDINGS INC. included in its Registration Statement on Form F-1, as amended, filed with the Securities and Exchange Commission (Registration File No. 333-173063).

Buenos Aires, Argentina

April 14, 2011

/s/ Pistrelli, Henry Martin y Asociados S.R.L.
PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Member of Ernst & Young Global